EXHIBIT 99.1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Ordinary Shares, no par value, of Cenntro Electric Group Limited ACN 619 054 938, an Australian public limited company, is being filed and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: January 26, 2022

China Leader Group Limited

	By:	/s/ Yeung Heung Yeung
Name: Yeung Heung Yeung
Title: Authorized Signatory

Yeung Heung Yeung

/s/ Yeung Heung Yeung